Exhibit 99.1

8233 Baumgart Road Evansville, Indiana 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS JANUARY SALES;
COMPARABLE STORE SALES INCREASED 6.8 PERCENT

        Evansville, Indiana, February 3, 2005 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of value-priced footwear and accessories, today reported sales for the four-week period ended January 29, 2005 increased 13.0 percent to $34.2 million from sales of $30.2 million for the four-week period ended January 31, 2004. Comparable store sales increased 6.8 percent in January 2005.

        Sales for the 13-week fourth quarter increased 7.2 percent to $143.9 million from sales of $134.2 million for the 13-week fourth quarter last year. Comparable store sales increased 1.4 percent for the thirteen-week period.

        Sales for the 52-week 2004 fiscal year increased 5.8 percent to $590.2 million from sales of $557.9 million for the 2003 fiscal year. Comparable store sales decreased 0.8 percent for the 52-week period.

        The Company also announced the closing of one store in Wyoming, MI during January 2005. In addition, the first store opening of fiscal 2005 occurred this week in Chicago, Illinois.

        To hear the telephone replay of Shoe Carnival, Inc.'s pre-recorded January sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning February 3, 2005 at 7:30 a.m. Eastern time. The telephone replay will be available for one week.

        Management will report and discuss fourth quarter financial results on March 10, 2005.

        Shoe Carnival is a chain of 256 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

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